PRESS RELEASE
FOR IMMEDIATE RELEASE

Contact:	Steven J. Craig Sr. Vice President (214) 210-2675

REMINGTON OIL AND GAS ANNOUNCES FINANCIAL RESULTS FOR
THE THREE AND SIX MONTHS ENDED JUNE 30, 2004

Dallas, TX, July 28, 2004 – Remington Oil and Gas Corporation (NYSE: REM) announced financial results for the three and six months ended June 30, 2004.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2004	2003	2004	2003
Total revenues	$58,384	$46,003	$104,545	$88,340
Net income	$14,988	$12,264	$25,987	$23,951
Basic net income per share	$0.55	$0.46	$0.96	$0.91
Diluted income per share	$0.53	$0.44	$0.92	$0.86
Cash flow provided by operations	$48,133	$38,212	$77,595	$63,216
Production Bcfe	9.4	8.5	17.5	15.6

Oil and gas production for the three months ended June 30, 2004, increased by 11% to 9.4 Bcfe compared to 8.5 Bcfe for the same three months of 2003. For the six months oil and gas production increased by 12% to 17.5 Bcfe in 2004 compared to 15.6 Bcfe in 2003.

Net income for the three months ended June 30, 2004, increased by $2.7 million to $15.0 million, or $0.53 diluted income per share, and net income for the six months ended June 30, 2004, increased by $2.0 million to $26.0 million, or $0.92 diluted income per share. Net income in the second quarter was decreased by a $4.8 million pre-tax property impairment charge, $4.5 million of which was associated with the unsuccessful completion of the Fleishaker #2 well at the Tatum Dome prospect in Mississippi. Cash flow from operations increased by $9.9 million, or 26%, and by $14.4 million, or 23%, for the three and six months ended June 30, 2004, compared to the same periods in 2003 respectively. The increases in net income and cash flow from operations reflect primarily the higher revenues from increased production.

Results versus Guidance

The Company provided production guidance of 17.5 Bcfe to 18.5 Bcfe for the first six months of the year. Actual production was 8.1 Bcfe in the first quarter and 9.4 Bcfe in the second quarter for a combined total of 17.5 Bcfe for the first six months of 2004. This was 12% above the first six months of 2003. Total annual production for 2004 is expected to be approximately 40 Bcfe, or 15% above the 34.8 Bcfe produced in 2003.

DD&A was forecast to be between $1.80 and $1.95 per Mcfe produced for the year. Second quarter DD&A was $17.6 million or $1.87 per Mcfe produced. For the first six months of 2004 DD&A was $32.8 million or $1.87 per Mcfe produced. DD&A in the second quarter and for the first six months of 2003 was $1.50 and $1.51, respectively, per Mcfe produced. This increase of $0.36 per Mcfe produced, or 24%, represents the impact of increased finding and development costs over the past few years.

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Lease operating expenses (LOE) were $6.0 million or $0.64 per Mcfe produced for the second quarter of 2004. For the first six months LOE was $12.1 million or $0.69 per Mcfe produced. Annual guidance is for LOE to be between $0.60 and $0.70 per Mcfe produced.

G&A expense was $1.6 million or $0.17 per Mcfe produced for the second quarter. For the first six months, G&A was $3.5 million or $0.20 per Mcfe produced. Guidance was for annual G&A expense to be between $0.21 and $0.28 per Mcfe produced. Included in the G&A is $371,000 in the first quarter and $732,000 for the first six months for stock-based compensation. This is $0.04 per Mcfe produced in both periods. Interest and financing costs were $250,000 for the quarter and $478,000 for the first six months or $0.03 per Mcfe produced. Guidance was for interest costs to be between $0.03 and $0.05 per Mcfe produced for the year.

Dry hole costs for the second quarter were $1.1 million and $6.8 million for the first six months. Annualized guidance for dry hole expense is between $20 million and $24 million. Geological and geophysical costs, which are included in exploration costs on the income statement, were $3.7 million in the second quarter reflecting the initial payment on the purchase of 1,400 blocks of deeper water 3-D data and costs associated with prior seismic agreements. It is anticipated that $2.5 to $3.0 million of geophysical costs will be incurred in each of the remaining quarters of 2004 associated with the same programs.

James A. Watt, Chairman and Chief Executive Officer said, “This was an excellent quarter for Remington. Our balance sheet is in excellent shape, and we have dramatically expanded our seismic data base to generate new prospects for future drilling.”

Remington Oil and Gas Corporation is an independent oil and gas exploration and production company headquartered in Dallas, Texas, with operations concentrating in the onshore and offshore regions of the Gulf Coast.

Statements concerning future revenues and expenses, production volumes, results of exploration, exploitation, development, acquisition and operations expenditures, and prospective reserve levels of prospects or wells are forward-looking statements. Prospect size and reserve levels are often referred to as “potential” or “un-risked” reserves and are based on the Company’s internal estimates from the volumetric calculations or analogous production. Other forward-looking statements are based on assumptions concerning commodity prices, drilling results, recovery factors for wells, production rates, and operating, administrative and interest costs that management believes are reasonable based on currently available information; however, management’s assumptions and the Company’s future performance are subject to a wide range of business, mechanical, political, environmental, and geologic risks. There is no assurance that these goals, projections, costs, expenses, reserve levels, and production volumes can or will be met. Further information is available in the Company’s filings with the Securities and Exchange Commission, which are herein incorporated by this reference. Information in this document should be reviewed in combination with the Company’s filings with the Securities and Exchange Commission and information available on the Company’s website at www.remoil.net.

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Remington Oil and Gas Corporation
Condensed Consolidated Balance Sheets
(In thousands, except share data)

	June 30,	December 31,
	2004	2003
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$38,051	$31,408
Accounts receivable	53,643	43,004
Prepaid expenses and other current assets	2,579	2,846

Total current assets	94,273	77,258

Properties
Oil and gas properties (successful-efforts method)	664,662	609,599
Other properties	2,999	3,450
Accumulated depreciation, depletion and amortization	(364,827)	(333,011)

Total properties	302,834	280,038

Other assets	1,681	2,089

Total assets	$398,788	$359,385

Liabilities and stockholders’ equity
Current liabilities
Accounts payable and accrued expenses	$60,829	$58,266
Short-term notes payable	45	45

Total current liabilities	60,874	58,311

Long-term liabilities
Notes payable	10,000	18,000
Asset retirement obligation	13,656	12,446
Deferred income taxes	40,689	28,751

Total long-term liabilities	64,345	59,197

Total liabilities	125,219	117,508

Commitments and contingencies
Stockholders’ equity
Preferred stock, $0.01 par value, 25,000,000 shares authorized Shares issued – none
Common stock, $.01 par value, 100,000,000 shares authorized, 27,550,250 shares issued and 27,515,891 shares outstanding in 2004, 26,946,768 shares issued and 26,912,409 shares outstanding in 2003	275	269
Additional paid-in capital	127,552	120,925
Restricted common stock	1,573	3,156
Unearned compensation	(1,013)	(1,668)
Retained earnings	145,182	119,195

Total stockholders’ equity	273,569	241,877

Total liabilities and stockholders’ equity	$398,788	$359,385

Remington Oil and Gas Corporation
Condensed Consolidated Statements of Income
(Unaudited)
(In thousands, except per-share amounts and prices)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2004	2003	2004	2003
Revenues
Gas sales	$42,713	$33,196	$74,826	$61,847
Oil sales	15,552	12,584	29,494	26,237
Gain on sale of assets and other income	119	223	225	256

Total revenues	58,384	46,003	104,545	88,340

Costs and expenses
Lease operating	6,028	5,277	12,076	9,669
Exploration	4,878	6,115	10,406	13,017
Depreciation, depletion and amortization	17,617	12,792	32,763	23,549
Impairment	4,750	251	4,986	447
General and administrative	1,625	2,214	3,547	3,924
Interest and financing	250	485	478	885

Total costs and expenses	35,148	27,134	64,256	51,491

Income before taxes	23,236	18,869	40,289	36,849

Income tax expense	8,248	6,605	14,302	12,898

Net income	$14,988	$12,264	$25,987	$23,951

Basic income per share	$0.55	$0.46	$0.96	$0.91

Diluted income per share	$0.53	$0.44	$0.92	$0.86

Average shares outstanding
Basic	27,287	26,536	27,131	26,436
Diluted	28,218	27,844	28,190	27,910
Production
Gas (Mcf)	6,869	5,855	12,461	10,360
Oil (Bbls)	428	447	841	872
Mcfe (1 barrel of oil is equivalent to 6 Mcf of gas)	9,437	8,537	17,507	15,592
Average prices
Gas	$6.22	$5.67	$6.00	$5.97
Oil	$36.34	$28.15	$35.07	$30.09
Mcfe	$6.17	$5.36	$5.96	$5.65

Remington Oil and Gas Corporation
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(In thousands)

	Six Months Ended
	June 30,
	2004	2003
Cash flow provided by operations
Net income	$25,987	$23,951
Adjustments to reconcile net income
Depreciation, depletion and amortization	32,763	23,549
Deferred income taxes	14,152	12,898
Amortization of deferred charges	91	116
Dry hole costs	6,753	12,312
Impairment costs	4,986	447
Cash paid for asset retirements	(377)	(614)
Stock based compensation	732	792
Changes in working capital
(Increase) in accounts receivable	(10,630)	(6,223)
Decrease (increase) in prepaid expenses and other current assets	575	(2,739)
Increase (decrease) in accounts payable and accrued liabilities	2,563	(1,273)

Net cash flow provided by operations	77,595	63,216

Cash from investing activities
Payments for capital expenditures	(65,711)	(63,460)

Net cash (used in) investing activities	(65,711)	(63,460)

Cash from financing activities
Loan origination costs	—	(293)
Payments on notes payable and other long-term payables	(8,000)	(679)
Common stock issued	3,404	1,770
Treasury stock acquired and retired	(645)	(654)

Net cash (used in) provided by financing activities	(5,241)	144

Net increase (decrease) in cash and cash equivalents	6,643	(100)
Cash and cash equivalents at beginning of period	31,408	14,929

Cash and cash equivalents at end of period	$38,051	$14,829

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